FIRST BANCSHARES, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND

FISCAL YEAR ENDED JUNE 30, 2005

Mountain Grove, Missouri (September 9, 2005) – First Bancshares, Inc. (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the quarter and fiscal year ended June 30, 2005.

First Bancshares, Inc. had a net loss of $652,000 for the quarter, or $(0.42) per share (basic) and net income of $1,317,000, or $0.83 per share (basic) for the year ended June 30, 2005.  Net income for the quarter ended June 30, 2004 was $514,000, or $0.31 per share (basic) and for the year ended June 30, 2004 was $2,347,000, or $1.42 per share (basic).

Included in the net loss for the quarter ended June 30, 2005 was a provision for the increase in allowance for loan losses of $1,765,000, as reported in a July 29, 2005 press release.  The increase was in connection with the Bank’s determination there had been further adverse developments with respect to certain loans in the Bank’s loan portfolio.  The approximate after tax effect of the provision to increase the allowance for loan losses was a $1,112,000 reduction in net income for the quarter ended June 30, 2005.

The net income for the year ended June 30, 2005 included $800,000 of income from bank-owned life insurance proceeds, a $440,000 expense for other credit losses and the $1,765,000 expense for the increase in allowance for loan losses noted in the previous paragraph.

The Bank is continuing to evaluate any further potential liability it may have with respect to the letters of credit issued in connection with the loans to its largest substandard borrower.  An accrual of $150,000 has been established for estimated costs anticipated to be incurred based on this evaluation.

Total consolidated assets at June 30, 2005 were $244,041,000 compared to $264,978,000 at June 30, 2004.  Stockholders’ equity at June 30, 2005 was $26,817,000, or 11% of assets, compared to $27,296,000, or 10% of assets, a year ago.  Book value per common share increased to $17.28 at June 30, 2005 from $16.77 at June 30, 2004.

Net loans decreased $8,116,000, or 5%, from $166,259,000 at June 30, 2004 to $158,143,000 at  June 30, 2005.  Deposits decreased $20,104,000, or 10%, from $207,247,000 at June 30, 2004 to $187,143,000 at June 30, 2005.  Mortgage-backed securities increased $3,886,000 from $6,906,000 at June 30, 2004 to $10,792,000 at June 30, 2005.  An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of August 25, 2005, 92,223 shares had been repurchased under that plan at a cost of $1,911,000 at an average cost of $20.72 per share.

First Home Savings Bank is an FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri and nine full service branch facilities in Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expresses or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to:  general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, developments with respect to impaired loans and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Bancshares, Inc.’s recent filings with the Securities and Exchange Commission, including, but not limited to Annual Reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.   Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statements.

Contact:  Stephen H. Romines, Interim President and Chief Executive Officer    (417) 926-5151.

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Twelve Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Operating Data:

Total interest income	$3,276	$3,336	$13,265	$13,735
Total interest expense	1,254	1,341	5,091	5,727
Provision for loan losses	1,995	66	2,333	340
Net interest income after provision
for loan losses	27	1,929	5,841	7,668
Noninterest income	531	620	2,907	2,488
Noninterest expense	1,756	1,837	7,415	6,744
Income (loss) before income tax	(1,198)	712	1,333	3,412
Income tax expense (savings)	(546)	198	16	1,065

Net income	$(652)	$514	$1,317	$2,347
Net income per share-basic	$(0.42)	$0.31	$0.83	$1.42
Net income per share-diluted	$(0.42)	$0.31	$0.83	$1.42

		At	At
		June 30,	June 30,
Financial Condition Data:		2005	2004

Total assets		$244,041	$264,978
Loans receivable, net		158,143	166,259
Nonperforming assets		3,792	3,126
Mortgage-backed certificates		10,792	6,906
Cash and cash equivalents, including
interest-bearing deposits		20,617	32,771
Certificates of deposit and investment
securities		37,190	42,294
Customer deposits		187,143	207,247
Borrowed funds		29,074	29,571
Stockholders' equity		26,817	27,296
Book value per share		17.28	16.77